Exhibit 99.1

February 14, 2018
Ed Vallejo
Vice President, Investor Relations
856-566-4005
edward.vallejo@amwater.com

Maureen Duffy
Vice President, Communications and Federal Affairs
856-309-4546
maureen.duffy@amwater.com

American Water Appoints Two New Independent Members to the Board of Directors

VOORHEES, N.J., February 14, 2018 - American Water Works Company, Inc. (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility company, today announced that Jeffrey N. Edwards and Admiral James Stavridis, U.S. Navy (Ret.), have been appointed as independent members of the company's board of directors effective March 1, 2018.

"American Water is pleased to have Jeff and Jim join our board of directors," said George MacKenzie, chairman of the board of American Water. "Jeff’s broad financial and capital markets expertise, and Jim’s background in cybersecurity, infrastructure and innovation, each will further strengthen our board."

"We are honored to have both of these experienced and talented individuals become part of American Water's governance," said Susan Story, president and CEO of American Water. "Jeff provides our board with expertise in capital markets and corporate finance matters. Jim will assist our board with navigating cybersecurity and infrastructure issues as they relate to our customer service, strategic planning and business growth, as well as providing valuable strategic perspective for our Military Services organization. Both will add significant value to our company.”

Edwards is partner and chief operating officer at investment advisor New Vernon Capital. Prior to New Vernon Capital, Edwards capped a 22-year career at Merrill Lynch & Co. as vice chairman, and, prior to that, chief financial officer. His previous positions at Merrill Lynch include Head of Origination,

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Americas, Head of Global Capital Markets and Co-Head of Global Equities. He began his career at Chase Manhattan Bank as a credit auditor.

Edwards currently serves on the board of directors of Raymond James Financial, Inc. and Medusind, Inc., and is Chairman of the Board of Trustees for the Pingry School. He previously served on the policy and finance committees of the board of directors of NASDAQ.

Edwards received his bachelor’s degree, with honors, in Physics from Haverford College and his MBA from Harvard Business School.

Stavridis, a distinguished graduate of the U.S. Naval Academy, has more than 30 years of service in the U.S. Navy, including serving as commander of U.S. Southern Command, Commander of European Command and as Supreme Allied Commander, NATO, and rose to the rank of 4-star admiral. He is currently Dean of the Fletcher School of Law and Diplomacy at Tufts University, and Chairman of the U.S. Naval Institute Board of Directors. He also serves on the board of directors of the Neuberger Berman Mutual Funds and NFP Corp., a privately held insurance brokerage firm.

Stavridis earned a Master of Arts in Law and Diplomacy and a Ph.D. in international relations from The Fletcher School of Law and Diplomacy at Tufts University. He is also a distinguished graduate of both the National and Naval War Colleges. He holds various decorations and awards, including two awards of the Defense Distinguished Service Medal, the Defense Superior Service Medal, and five awards of the Legion of Merit.

American Water’s Board of Directors now consists of eight members, seven of whom are independent.

With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly-traded water and wastewater utility company. The company employs more than 6,800 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to an estimated 15 million people in 47 states and Ontario, Canada. More information can be found by visiting www.amwater.com.

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